Exhibit 10.2

THIS IS AN IMPORT ANT LEGAL DOCUMENT. PLEASE CONFER WITH A LAWYER OR OTHER

TRUSTED ADVISOR BEFORE SIGNING THIS DOCUMENT.

April 6, 2026

VIA EMAIL DELIVERY

Ginger Zhou

Ginger.Zhou@azenta.com

zhenzhenzhou0 l@gmail.com

Re: Separation Agreement and Release

Dear Ginger:

This letter summarizes the terms of your separation from employment with Azenta, Inc. (the "Company"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Company from all legally waivable claims and to permit you to receive the consideration stated herein.

By signing this Agreement, you will be giving up valuable legal rights. For this reason, it is very important that you carefully review and understand the Agreement before signing it. The deadline for accepting this Agreement is twenty-one (21) days from the date of receipt of this document, and should not be signed before April 6, 2026. If you do not sign and return this document between April 6, 2026 and the last day of the twenty-one (21) day period, this offer will expire. The Company encourages you to take advantage of this period of time by consulting with a lawyer, or other trusted advisor, before signing the document.

1.	Employment Status and Final Payments

(a)    Termination Date: Your termination from employment with the Company will be effective as of April 6, 2026 (the "Termination Date"). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as set forth in this Agreement, the Consulting Services Agreement referred to in (e) below, or as required by federal or state law.

(b)    The Termination Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). If you are enrolled in the Company's medical plans, you will be provided a benefits packet containing information on your COBRA rights and how to elect to convert to a direct pay plan under COBRA.

(c)    You hereby acknowledge (i) receipt of all compensation and benefits due through the Termination Date as a result of services performed for the Company with the receipt of a final paycheck except as provided in this Agreement; (ii) having reported to the Company any and all work-related injuries incurred during employment; (iii) the Company properly provided any leave of absence because of your or a family member's health condition and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iv) you have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any other Company Releasees.

(e)         Equity Vesting. If you execute the Consulting Services Agreement, your outstanding equity awards shall continue to vest during the term of the Consulting Services Agreement. Your equity award of 3,166 RSUs granted on August 9, 2024, will vest upon the earlier of the expiration or termination of the Consulting Services Agreement or August 9, 2026. All other equity awards outstanding upon the expiration or termination of the Consulting Services Agreement shall be terminated and cancelled.

2.         Consideration: In exchange for, and in consideration of, your full execution of this Agreement, and subject to the Revocation Period set out in Section 11 below, the Company agrees as follows:

(a)    Consulting Agreement. To engage you as a consultant pursuant to the Consulting Services Agreement in the form attached hereto as Exhibit A. If you wish to provide such consulting services, you agree to execute the Consulting Services Agreement and return it to the Company.

(b)    Payments: The payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes.

(c)    Section 409A Requirements: Notwithstanding anything to the contrary in this Agreement, the following provisions shall apply to any payments and benefits otherwise payable to or provided to you under this Agreement:

(i)

For purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), (1) each "payment" (as defined by Section 409A) made under this Agreement shall be considered a "separate payment," and (2) payments shall be deemed exempt from the definition of deferred compensation under Section 409A to the fullest extent possible under (a) the "short-tenn deferral" exemption of Treasury Regulation§ l.409A-l(b)(4), and (b) (with respect to amounts paid as separation pay no later than the second calendar year following the calendar year containing your "separation from service" (as defined for purposes of Section 409A)) the "two years/two-times" separation pay exemption of Treasury Regulation§ l.409A-l(b)(9)(iii), which are hereby incorporated by reference.

(ii)

If you are a "specified employee" as defined in Section 409A (and as applied according to procedures of the Company) as of your separation from service, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions from Section 409A), and to the extent required by Section 409A, no payments due under this Agreement may be made until the earlier of: (1) the first day of the seventh month following your separation from service, or (2) your date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following your separation from service.

(iii)

If this Agreement fails to meet the requirements of Section 409A, the Company shall not have any liability for any tax, penalty or interest imposed on you by Section 409A, and you shall have no recourse against the Company for payment of any such tax, penalty or interest imposed by Section 409A.

3.          Release: This section of the Agreement is a release of legal claims. Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)    In exchange for the consideration described in Section 2, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, discharge, indemnify and hold harmless the Company and its subsidiaries, affiliates, officers, directors, employees, agents, and beneficiaries and its and their successors and assigns (collectively, "Company Releasees") from any and all legally waivable claims that you have against the Company Releasees. Other than as permitted in Section 3(e) and (f) below, this means that by signing this Agreement, you are agreeing to forever waive, release and discharge the Company Releasees from any type of claim arising from conduct that occurred any time in the past and up to and through the date you sign this document. Company Releasees is defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)    This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this Agreement that arises from any federal, state or local law, regulation, code or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the release of claims against the Company Releasees under the laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal, state or local law. This release also includes any claim you may have against the Company Releasees for breach of contract, whether oral or written, express or implied; any tort claims(such as claims for wrongful discharge, tortious interference with advantageous relations, misrepresentation and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)    For avoidance of doubt, by signing this Agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Section 3(e) and (f) below) under the following nonexclusive list of discrimination and employment statutes: Title VII of the Civil Rights Act of 1964 (Title VII"), the Age Discrimination in Employment Act ("ADEA''), the Americans With Disabilities Act ("ADA"), the ADA Amendments Act, the Equal Pay Act ("EPA"), the Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act ("FMLA"), the Worker Adjustment and Retraining Notification Act ("WARN"), the Genetic Information Non-Discrimination Act ("GINA"), the Employee Retirement Income Security Act ("ERISA"), the New Jersey Conscientious Employee Protection Act, N.J. Stat. Ann. § 34:19-1-34:19-8, the New Jersey Whistleblower Act, the New Jersey Family Leave Act, N.J. Stat. Ann. § 34: l lB-9, the New Jersey Civil Rights Act, N.J. Stat. Ann. § 10:6-2, the New Jersey Law Against Discrimination, N.J. Stat. Ann.§ 10:5-12 et seq.; N.J. Admin. Code§ 12:67-1.3, the New Jersey Equal Pay Law, N.J. Stat. Ann. § 34:11-56.6, the New Jersey Genetic Privacy Act, N.J. Stat. Ann. § l 7B:30-12, all as amended, as well as any other federal, state and local statutes, regulations, codes or ordinances that apply to you.

(d)    You release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by state law. This release of legal claims includes the New Jersey State Wage and Hour Law, N.J. Stat. Ann.§ 34:l l-56a et seq., the New Jersey State Wage Payment Law,, and any other state wage and hour related claims arising out of or in any way connected with your employment with the Company, including any claims for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, as well as interest, attorneys' fees, costs, expenses, liquidated damages, treble damages or damages of any kind relating to a wage and hour claim, to the maximum extent permitted by law.

(e)    Nothing in this Section 3 or elsewhere in this Agreement (including but not limited to the accord & satisfaction, confidentiality, non-disparagement, and return of property provisions) (i) prevents you from filing a claim under the workers compensation, paid family and medical leave, or unemployment compensation statutes; (ii) limits or affects your right to challenge the validity of this Agreement under the ADEA or the Older Worker Benefits Protection Act; (iii) prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information to such agencies; (iv) limits or affects your right to disclose or discuss sexual harassment or sexual assault disputes; or (v) prevents you from exercising your rights under Section 7 of the NLRA to engage in protected, concerted activity with other employees; although, by signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive an award from a government agency.

(f)    For avoidance of doubt, and to ensure clarity, while you acknowledge not having raised a claim of sexual harassment or abuse with the Company, or asserted such a claim outside the Company, nothing in this Agreement waives your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, whether because you are cooperating in an investigation or other legal proceeding on your own initiative or whether you have been required or requested to attend such an investigation or proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

4.    Non-Disparagement: You agree that, during your employment you have not, and at any time thereafter you shall not, directly or indirectly, (i) make any statement, whether in commercial or non-commercial speech, disparaging, criticizing, defaming, slandering, or ridiculing in any way the Company Releasees or any products or services offered by any of the Company Releasees (excluding statements made in good faith during the course of your employment); or (ii) engage in any other conduct or make any other statement that, in each case, should reasonably be expected to impair the goodwill or reputation of the Company Releasees, or any products or services offered by any of the Company Releasees. Nothing contained in this Agreement shall in any way restrict you from (x) making disclosures or truthful statements required by law or by any court, arbitrator, governmental body or other person with apparent authority to require such disclosures or statements; or (y) exercising any other protected rights to the extent that such rights cannot be waived by this Agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency (provided that such compliance does not exceed that required by the law, regulation, or order).

5.    Accord and Satisfaction: The amounts described in Sections 1 and 2 shall be complete and unconditional payment, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

6.    Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967: Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 ("ADEA'') and you agree that:

(a)    in consideration for the amounts described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose on or prior to the date this Agreement was executed;

(b)    you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

(c)    you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement; and

(d)    in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company Releasees or their attorneys with the exception of those promises described in this document.

7.	Period for Review and Consideration of Agreement:

(a)    You acknowledge that you have twenty-one (21) days to review this Agreement and consider its terms before signing it.

(b)    The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

8.    Company Files, Documents and Other Property: Other than as permitted in Section 3(e) and 3(f), you represent that you have returned to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, Company keys and passes, intangible information stored on hard drives or thumb drives, software passwords or codes, security passwords or codes, tangible copies of trade secrets and confidential information, names and addresses of Company customers, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company ("Company Property"). You agree that in the event that you discover any other Company Property in your possession after the Termination Date of this Agreement you will immediately return such materials to the Company.

9.    Future Conduct: GENEWIZ, Inc. Invention Assignment, Confidentiality, Non-Competition, and Restrictive Covenant Agreement ("Restrictive Covenant Agreement"). By signing this Agreement, you are acknowledging your post-employment obligations as set out in the Restrictive Covenant Agreement dated August 1, 2011, which you signed as a condition of being hired, and which is hereby incorporated by reference. You agree to comply, and represent you will comply, with those obligations. You further agree that, if any provision of the Restrictive Covenant Agreement (including, without limitation, the scope or breadth of its non-competition, non-solicitation, and non-interference provisions) is held by a court of competent jurisdiction to be overly broad, unreasonable, invalid, illegal, or unenforceable in whole or in part, such provision shall be reformed, modified, or limited (or, if necessary, severed) by the court to the minimum extent necessary to render it valid, legal, and enforceable while preserving the parties' original intent to the greatest extent possible. The remainder of the Restrictive Covenant Agreement shall continue in full force and effect and shall not be affected thereby. The parties expressly authorize and request any court construing the Restrictive Covenant Agreement to apply the "blue pencil" doctrine or any similar principle of judicial reformation to achieve this result.

10.	Representations and Governing Law:

(a)    This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written, between you and the Company. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both the Company and you.

(b)    If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise in writing by the waiving party. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

(c)    This Agreement and any claims arising out of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of the State of New Jersey, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other may be commenced and maintained in state or federal court located in the State of New Jersey, and you hereby submit to the jurisdiction and venue of any such court.

(d)    This Agreement does not constitute and shall not be construed as an admission by the Company that it has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to you, and the Company expressly denies that it has engaged in any such conduct.

(e)    You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and obligations of the Company shall inure to the benefit of the Company's successors and assigns.

(f)    This Agreement may be signed by the Parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof. The Parties also agree that an electronic signature shall have the same effect as the use of a signature affixed by hand.

11.    Effective Date: If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me on or after April 6, 2026, but prior to the deadline for accepting this Agreement. You may revoke this Agreement for a period of seven (7) days after signing it. In order to revoke the Agreement, you must submit a written notice of revocation to Olga Pirogova located at 200 Summit Dr., Burlington, MA O1803 and Olga.Pirogova@azenta.com. This written notice may be sent by mail, overnight mail, email or hand-delivery but must be received no later than 11:59 pm on the seventh day after your signature. The Agreement will not become effective or enforceable, and no payments will be made, until the expiration of the revocation period without you exercising your right of revocation ("Effective Date").

Very truly yours, Azenta, Inc.
By:
Olga Pirogova SVP and Chief Human Resources Officer

I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:

Ginger Zhou
Date:	04/06/2026

IF YOU DO NOT WISH TO USE THE ENTIRE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Ginger Zhou, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Severance Agreement and Release, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

Dated: 04/06/2026